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                                                                      Exhibit 21


                   SUBSIDIARIES OF UNITED LEISURE CORPORATION


     Set forth below is a list of all subsidiaries of United Leisure Corporation, indicating their jurisdictions of incorporation.

               Name                           Jurisdiction of Incorporation
               ----                           ------------------------------
Lion Country Safari, Inc. -- California               Florida

Planet Kids, Inc.                                     California

Planet Kids Learning Centers, Inc.                    Delaware

LCS Tours, Inc.                                       Delaware

Frasiers Frontier, Inc.                               California

Camp Frasier, Inc.                                    California

United Leisure Interactive, Inc.                      Delaware